Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 27, 2015, relating to the financial statements and financial highlights which appear in the September 30, 2015 Annual Reports to Shareholders of Sanford C. Bernstein Fund, Inc., which Annual Reports are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Custodian, Transfer Agent, Counsel, Independent Registered Public Accounting Firm and Financial Statements”, “Statements and Reports” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 15, 2016